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For immediate release

Patrick G. Ryan Announces Intention to Retire from Aon

CHICAGO, March 19, 2008 - Patrick G. Ryan, founder and executive chairman of Aon Corporation, today announced he intends to retire from Aon effective August 1, 2008. Aon is the world’s largest insurance and reinsurance intermediary, and a global leader in human capital consulting.

Ryan commented, “The transition to a new management team under the sound leadership of Greg Case is complete. Aon is extremely well-positioned for continued growth and success. After 41 years as CEO and three years as Executive Chairman, it is time to retire from active involvement. I will of course continue to be a dedicated and interested shareholder.”

Ryan, 70, founded Aon, which has its origin in a small insurance agency he started in 1964. That agency eventually became Ryan Insurance, a firm focused on a strategy of providing advice, consulting services and distribution of insurance products to the automotive industry.

In 1978, Ryan Insurance purchased the insurance brokerage subsidiaries of Esmark Corporation, expanding into risk management solutions for commercial and industrial clients. In 1982, following a merger with Combined Insurance Company of America, the company acquired Rollins Burdick Hunter, then the 7th largest insurance broker in the world. The company continued to expand through organic growth and acquisition, and in 1987 changed its name to Aon Corporation. Through the late 1980s and into the 1990s the company continued its strategy of acquisition and became a global leader in the insurance/reinsurance brokerage and human capital consulting fields. Today Aon operates with more than 500 offices in 120 countries generating revenues in excess of $7 billion.

Gregory C. Case, president and chief executive officer of Aon Corporation, said, “Pat Ryan is one of the great visionaries and leaders in the insurance industry. His vision of creating a truly global company in the fields of risk management and human capital consulting became a reality that serves thousands of clients around the world every day. He has been enormously helpful to me and the senior leadership team over the past three years, and I thank him for his support and guidance.”

Andrew J. McKenna, lead director of Aon’s Board of Directors, noted, “Not only has Pat distinguished himself through the founding and success of Aon, he and his wife Shirley continue to take leadership roles in many civic, cultural, educational and philanthropic endeavors. The Chicago area is a better place to live and work because of the many contributions they have made. On behalf of the Aon Board of Directors, we want to thank Pat for his outstanding leadership.”

Ryan will continue as chairman of the Board of Trustees of Northwestern University, and as chairman & chief executive officer of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic games to Chicago.

About Aon

Aon Corporation (NYSE:AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. Through its 43,000 professionals worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Our industry-leading global resources, technical expertise and industry knowledge are delivered locally through more than 500 offices in more than 120 countries. Aon was ranked by A.M. Best as the number one global insurance brokerage in 2007 based on brokerage revenues, and voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 by the readers of Business Insurance. For more information on Aon, log onto www.aon.com.